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Exhibit 23.1.  Consent of Independent Accountants


    We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 25, 2004 relating to the financial statements, which appears in the 2003 Annual Report to Shareholders of Getty Realty Corp., which is incorporated by reference in Getty Realty Corp.'s Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the incorporation by reference of our report dated February 25, 2004 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.


/s/ PricewaterhouseCoopers

New York, New York
May 20, 2004